As filed with the Securities and Exchange Commission on June 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________________

ELEVATION ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

________________________________________

Delaware	2836	84-1771427
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

888 Seventh Ave., 12th Floor

New York, New York 10106

(716) 371-1125

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2019 Stock Incentive Plan

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full title of the plan)

Shawn Leland, Pharm.D., R.Ph.

Chief Executive Officer

Elevation Oncology, Inc.

888 Seventh Ave., 12th Floor

New York, New York 10106

(716) 371-1125

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________________________

Copies to:

Effie Toshav, Esq. Robert A. Freedman, Esq. Julia Forbess, Esq. Ryan Mitteness, Esq. Fenwick & West LLP 555 California Street San Francisco, California 94104 (415) 875-2300

____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share
— To be issued under the 2021 Equity Incentive Plan	2,339,748	(2)	$16.00	(3)	$37,435,968	(3)	$4,085
— To be issued under the 2021 Employee Stock Purchase Plan	228,222	(4)	$13.60	(5)	$3,103,820	(5)	$339
— To be issued under the 2019 Stock Incentive Plan	2,403,343	(6)	$1.49	(7)	$3,590,786	(7)	$392
Total					$44,130,574		$4,816

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 2,339,748 shares of common stock reserved for issuance under the 2021 Equity Incentive Plan as of the date of this Registration Statement, consisting of (a) 1,483,445 shares of common stock reserved for issuance under the 2021 Equity Incentive Plan, and (b) 856,303 shares of common stock previously reserved but unissued under the 2019 Stock Incentive Plan that are now available for issuance under the 2021 Equity Incentive Plan. Any shares of common stock that (i) are subject to options under the 2019 Stock Incentive Plan that cease to be subject to such options by forfeiture or otherwise, (ii) were or are issued under the 2019 Stock Incentive Plan pursuant to the exercise of options and are forfeited or repurchased at the original issue price, or (iii) are subject to options under the 2019 Stock Incentive Plan and are used to pay the exercise price of an option or withheld to satisfy tax withholding obligations relating to any awards will be available for future grant and issuance under the 2021 Equity Incentive Plan. See footnote 6 below.
(3)	Calculated solely for the purpose of this offering under Rules 457(c) and 457(h) of the Securities Act on the basis of the initial public offering price of $16.00.
(4)	Represents 228,222 shares of common stock reserved for issuance under the 2021 Employee Stock Purchase Plan as of the date of this Registration Statement.
(5)	Calculated solely for the purpose of this offering under Rules 457(c) and 457(h) of the Securities Act on the basis of the initial public offering price of $16.00, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the Employee Stock Purchase Plan.
(6)	Represents 2,403,343 shares of common stock subject to issuance upon the exercise of stock options outstanding under the 2019 Stock Incentive Plan as of the date of this Registration Statement. Any such shares of common stock that (i) are subject to options under the 2019 Stock Incentive Plan that cease to be subject to such options by forfeiture or otherwise, (ii) were or are issued under the 2019 Stock Incentive Plan pursuant to the exercise of options and are forfeited or repurchased at the original issue price, or (iii) are subject to options under the 2019 Stock Incentive Plan and are used to pay the exercise price of an option or withheld to satisfy tax withholding obligations relating to any awards will be available for issuance under the 2021 Equity Incentive Plan. See footnote 2 above.
(7)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2019 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

Information not required in prospectus

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Elevation Oncology, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	the Registrant’s prospectus to be filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-256787), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-40523) filed on June 21, 2021 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and executive officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the registrant’s restated certificate of incorporation to be effective in connection with the completion of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the registrant’s restated bylaws to be effective in connection with the completion of this offering, provide that:

•	the registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the registrant may indemnify its other employees and agents as set forth in the DGCL;

•	the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

Prior to the completion of this offering, the registrant intends to enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the registrant against certain liabilities. The indemnification provisions in the registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s directors and executive officers for liabilities arising under the Securities Act.

The registrant has directors’ and officers’ liability insurance for securities matters.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith:

		Incorporated by Reference
Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Second Amended and Restated Certificate of Incorporation, as currently in effect.	S-1	333-256787	3.1	6/21/2021
3.2	Form of Restated Certificate of Incorporation to be effective upon the completion of the Registrant’s initial public offering.	S-1	333-256787	3.2	6/4/2021
3.3	Bylaws, as currently in effect.	S-1	333-256787	3.3	6/21/2021
3.4	Form of Restated Bylaws to be effective upon the completion of the Registrant’s initial public offering.	S-1	333-256787	3.4	6/4/2021
4.1	Form of Common Stock Certificate.	S-1/A	333-256787	4.1	6/21/2021
5.1	Opinion of Fenwick & West LLP.					X
10.1	2019 Equity Incentive Plan, as amended, and forms of award agreements.	S-1	333-256787	10.2	6/4/2021
10.2	2021 Equity Incentive Plan and forms of award agreements.	S-1/A	333-256787	10.3	6/21/2021
10.3	2021 Employee Stock Purchase Plan and forms of award agreements.	S-1/A	333-256787	10.4	6/21/2021
23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X
23.2	Consent of CohnReznick LLP, an independent registered public accounting firm.					X
24.1	Power of Attorney (included in the signature page to this registration statement).					X

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of June, 2021.

ELEVATION ONCOLOGY, INC.

By:	/s/ Shawn Leland
Shawn Leland, Pharm.D., R.Ph.
President and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shawn Leland, Pharm.D., R.Ph. and Joseph Ferra, and each one of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shawn Leland Shawn Leland, Pharm.D., R.Ph.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2021

/s/ Joseph Ferra Joseph Ferra	Chief Financial Officer (Principal Accounting and Financial Officer)	June 24, 2021

/s/ Steven A. Elms Steven A. Elms	Chairman of the Board	June 24, 2021

/s/ Lori Hu Lori Hu	Director	June 24, 2021
/s/ Richard Gaster Richard Gaster, M.D., Ph.D.	Director	June 24, 2021

/s/ Colin Walsh Colin Walsh, Ph.D.	Director	June 24, 2021

/s/ Timothy Clackson Timothy Clackson, Ph.D.	Director	June 24, 2021

/s/ R. Michael Carruthers R. Michael Carruthers	Director	June 24, 2021